UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant [X]                                     Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[   ]     Preliminary Proxy Statement

[   ]     Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[   ]     Definitive Proxy Statement

[X]     Definitive Additional Materials

[   ]     Soliciting Material under §240.14a-12

CAMBRIA ETF TRUST
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[ ]	Fee paid previously with preliminary materials.

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

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Starting on August 1, 2018, the following script will be used to telephone shareholders of Cambria Shareholder Yield ETF who have not previously submitted their proxy votes with respect to the Fund’s shareholder meeting, which was scheduled to be held on June 22, 2018 and subsequently adjourned until August 7, 2018.

Hello. This is Meb Faber/Himanshu Surti/Jonathan Keetz/Sarah Ministrelli from Cambria Investment Management. We are advisers to the Cambria Shareholder Yield ETF or SYLD, which you currently own or had owned on May 25th, 2018.

I was calling to request your participation in the proxy campaign which is currently underway with respect to a shareholder meeting scheduled for August 7th, 2018. Cambria’s co-founder and former CEO, Eric Richardson, passed away in early 2018. Eric was a co-owner of Cambria, and his death automatically terminated the Fund’s investment advisory agreement. In order for Cambria to continue providing investment advice to your Fund, U.S. securities law requires SYLD shareholders to approve a new advisory agreement between Cambria and your Fund.

We note that the material terms of the new advisory agreement are identical to those of the prior agreement between Cambria and your Fund. Further, there have been no changes to your Fund’s fees or its expense ratio.

We are currently short of the required vote for approval, and your participation is invaluable. May I please request that you cast your vote on the proposal to approve a new advisory agreement on or before the morning of August 7th?

If you have lost the original ballot sent to you, you can simply call 866-963-6135. A representative will record your vote after verifying basic details such as your registered phone number, last name, and zip code. Alternatively, you can go to www.proxyvote.com (that’s one word – proxyvote) and cast your vote online as well. However, to vote online, you will need your shareholder-specific control number which can be found on your proxy ballot. We personally find the phone-based voting option much more convenient. It takes less than 5 minutes.

Thank you so much for your time. Are there any questions I may answer?